As filed with the Securities and Exchange Commission on May 24, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kiniksa Pharmaceuticals, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-1327726
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Clarendon House

2 Church Street

Hamilton HM11, Bermuda

+1 (441) 295-5950

(Address of Principal Executive Offices) (Zip Code)

Kiniksa Pharmaceuticals, Ltd. 2015 Equity Incentive Plan

Kiniksa Pharmaceuticals, Ltd. 2018 Incentive Award Plan

Kiniksa Pharmaceuticals, Ltd. 2018 Employee Share Purchase Plan

(Full title of the plans)

Kiniksa Pharmaceuticals, Corp.
100 Hayden Avenue

Lexington, MA 02421

(Name and address for agent for service)

(781) 431-9100

(Telephone number, including area code, of agent for service)

Copy to:

Johan V. Brigham

Nathan Ajiashvili

Stephen W. Ranere

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

(617) 948-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
	Amount	Maximum		Maximum
Title of Securities	to be	Offering Price		Aggregate	Amount of
to be Registered	Registered(1)	Per Share		Offering Price	Registration Fee
Class A common shares, par value $0.000273235 per share	4,702,190 shares(2)	$5.41	(3)	$25,438,848	$3,168
Class A common shares, par value $0.000273235 per share	5,721,000 shares(4)	$18.00	(5)	$102,978,000	$12,821
Class A common shares, par value $0.000273235 per share	934,000 shares(6)	$18.00	(7)	$16,812,000	$2,094

(1)          Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Class A common shares, par value $0.000273235 per share, of Kiniksa Pharmaceuticals, Ltd. (“Common Shares”) which become issuable under the Kiniksa Pharmaceuticals, Ltd. 2015 Equity Incentive Plan (the “2015 Plan”), the Kiniksa Pharmaceuticals, Ltd. 2018 Incentive Award Plan (the “2018 Plan”) and the Kiniksa Pharmaceuticals, Ltd. 2018 Employee Share Purchase Plan (the “ESPP”) by reason of any share split, share dividend, recapitalization or other similar transaction.

(2)          Consists of Common Shares subject to outstanding share options under the 2015 Plan as of May 24, 2018. To the extent share options outstanding under the 2015 Plan are forfeited, lapse unexercised or are settled in cash, the Common Shares subject to the share options will be available for future issuance under the 2018 Plan.

(3)          Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $5.41 per share for outstanding share options granted under the 2015 Plan.

(4)          Consists of 4,466,500 Common Shares initially available for issuance under the 2018 Plan and an additional 1,056,000 Common Shares that may become issuable under the 2018 Plan pursuant to its terms.

(5)          With respect to shares available for future issuance, estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share is $18.00, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated May 23, 2018, relating to its initial public offering of Common Shares.

(6)          Consists of 670,000 Common Shares initially available for issuance under the ESPP and an additional 264,000 Common Shares that may become issuable under the ESPP pursuant to its terms.

(7)          With respect to shares available for future issuance, estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share is $18.00, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated May 23, 2018, relating to its initial public offering of Common Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Kiniksa Pharmaceuticals, Ltd. (the “Registrant”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)                                 the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on May 24, 2018, in connection with the registration statement on Form S-1, as amended (Reg. No. 333-224488), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2017; and

(b)                                 the description of the Registrant’s Common Shares contained in the prospectus included in the Registrant’s registration statement on Form S-1, as amended (Reg. No. 333-224488), which description is incorporated by reference into the Form 8-A (File No. 001-38492) filed with the Commission on May 14, 2018, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Registrant has adopted provisions in its bye-laws that provide that the Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Registrant’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Registrant, against any of the Registrant’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant will maintain a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

The Registrant has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of its directors or officers, or any other company or enterprise to which the person provides services at its request.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Bye-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224488) filed on April 27, 2018)

4.2	Memorandum of Association of the Registration (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224488) filed on April 27, 2018)

4.3

Specimen Share Certificate evidencing the Class A common shares (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224488) filed on May 14, 2018)

4.4

Second Amended and Restated Investors’ Rights Agreement, dated as of February 9, 2018 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224488) filed on April 27, 2018)

5.1*	Opinion of Conyers Dill & Pearman

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

99.1

2015 Equity Incentive Plan, as amended and form of award agreements thereunder (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224488) filed on May 14, 2018)

99.2

2018 Incentive Award Plan and form of award agreements thereunder (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224488) filed on May 14, 2018)

99.3	2018 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.14 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224488) filed on May 14, 2018)

* Filed herewith.

Item 9.  Undertakings.

(a)               The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)             To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 24th day of May 2018.

KINIKSA PHARMACEUTICALS, LTD.

By:	/s/ Sanj K. Patel
Name:	Sanj K. Patel
Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sanj K. Patel and Chris Heberlig, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sanj K. Patel	Chief Executive Officer and Chairman of the Board (principal executive officer)	May 24, 2018
Sanj K. Patel

/s/ Chris Heberlig	Chief Financial Officer	May 24, 2018
Chris Heberlig	(principal financial and accounting officer)

/s/ Felix J. Baker	Director	May 24, 2018
Felix J. Baker

/s/ Stephen R. Biggar	Director	May 24, 2018
Stephen R. Biggar

/s/ Thomas R. Malley	Director	May 24, 2018
Thomas R. Malley

/s/ Tracey L. McCain	Director	May 24, 2018
Tracey L. McCain

/s/ Kimberly J. Popovits	Director	May 24, 2018
Kimberly J. Popovits

/s/ Barry D. Quart	Director	May 24, 2018
Barry D. Quart

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Registrant has signed this registration statement, on this 24th day of May 2018.

KINIKSA PHARMACEUTICALS, CORP.

By:	/s/ Sanj K. Patel

Sanj K. Patel
Chief Executive Officer